UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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MORGAN STANLEY
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1585 Broadway
New York, NY 10036

May 3, 2013

Dear Fellow Morgan Stanley Shareholder:

Morgan Stanley’s Board of Directors recommends that you vote in favor of the four proposals to shareholders and the election of the nominees to the Board of Directors. The proxy advisory firm Glass Lewis has recommended that shareholders vote against one of these proposals – say on pay – and against one of the director nominees, James Owens.  The proxy advisory firm Institutional Shareholder Services has recommended the opposite – that shareholders vote in favor of both the say on pay proposal and in favor of all director nominees, including James Owens. We believe that the Glass Lewis recommendations fail to reflect critical facts about Morgan Stanley which were considered by Institutional Shareholder Services, and I would like to briefly summarize the reasons to support these important proposals.

Advisory Say on Pay Proposal

The Say on Pay proposal centers on CEO compensation in relation to company performance.  According to Glass Lewis, they use a quantitative model to evaluate performance. In the case of Morgan Stanley’s 2012 performance, the data used in this model on an unadjusted basis produces a distorted conclusion that does not accurately reflect our operating performance.  The financial information used in the Glass Lewis model includes an accounting convention under generally accepted accounting principles (GAAP) referred to as “debt value adjustment” (DVA) which requires companies to adjust revenues for changes in the fair value of certain outstanding borrowings.

In 2012, Morgan Stanley’s credit spreads (the amount that we must pay over a credit risk-free rate to borrow money in the debt markets) declined by an unusually large amount – over 250 basis points.  These tighter spreads are good for Morgan Stanley and for our shareholders — the markets were perceiving major improvements in our prospects and our cost of funding decreased substantially. Under GAAP, the positive result of the large contraction in credit spreads has the effect of increasing the balance sheet “value” of certain of Morgan Stanley’s debt – which for 2012 resulted in a $4.4 billion negative adjustment to revenues for DVA. As a result, Morgan Stanley and many other stakeholders exclude DVA (“ex-DVA”) when assessing operating financial performance:

●	Morgan Stanley reports summary financial information including and excluding DVA in earnings releases and quarterly filings1

●	Regulators exclude the impact of DVA from regulatory capital calculations

●	Sellside research analysts adjust financial performance to remove the impact of DVA and consensus EPS estimates are generally reported on an ex-DVA basis

●
The Financial Accounting Standards Board (FASB) has proposed removing the impact of DVA from the income statement, moving it to Other Comprehensive Income (OCI) in the Statement of Changes in Stockholder's Equity. If this proposal were to be implemented, it would remove DVA volatility from revenues and earnings.

Morgan Stanley’s 2011 and 2012 financial performance as reported under GAAP and excluding DVA are summarized below:

Summary Financial Information (including DVA)
	2011	2012
Net Revenue	$32.2 Bn	$26.1 Bn
Net Income applicable to MS	$4.1 Bn	$68 MM
Diluted EPS (Cont.Ops)	$1.26	$0.02

Summary Financial Information (excluding DVA)1
	2011	2012
Net Revenue	$28.6 Bn	$30.5 Bn
Net Income applicable to MS	$1.8 Bn	$3.2 Bn
Diluted EPS (Cont. Ops)	$(0.08)	$1.64

1 Results excluding DVA are non-GAAP financial measures that the Company considers useful measures for the Company and investors to assess operating performance. For further information regarding these measures, please see pages 54-56 of Morgan Stanley’s Annual Report on Form 10K for the year ended December 31, 2012.

Unfortunately, the Glass Lewis quantitative performance model did not adjust for DVA – as a result Glass Lewis shows 2012 Earnings Per Share declining by over 90%.  In fact, excluding DVA, just the opposite was true – there was a very large increase in 2012 EPS and other measures of financial performance.  Analysts recognize that our financial results are more appropriately considered on an ex-DVA basis.

The Board of Directors believes that pay and performance were properly aligned for 2012 for the following reasons:

●
Total shareholder return was 28%: above the median of the S&P 500 Financials, but below the median for Morgan Stanley’s nine largest global competitors.  Return on Equity (continuing ops) ex-DVA was 5.2%, above the 2011 ROE ex-DVA of -0.2%, but below our desired level;

●	CEO compensation was down 18%: from approximately $13 million for 2011 to approximately $10.7 million for 2012 as reported in the Summary Compensation Table;

●	CEO comprehensive pay opportunity was down 7%: from $10.5 million for 2011 to $9.75 million for 2012/2013;

●	The proportion of compensation tied to future performance represented by the long term incentive award increased from 18% of CEO comprehensive pay opportunity for 2011 to 38% for 2012/2013;

●	No current bonus was granted as 100% of the comprehensive pay opportunity for all named executive officers above base salary was deferred over a 3 year period;

●
71% of the 2012/2013 CEO comprehensive pay opportunity excluding base salary is equity-based, consistent with the philosophy of aligning our senior executives’ interests with those of shareholders; and

●
All deferred compensation is subject to clawbacks, at least 75% of equity granted for service must be retained by the CEO and Operating Committee members, and no hedging of stock nor automatic vesting of equity awards on change in control are permitted.

Accordingly, we urge you to vote FOR the advisory Say on Pay proposal.

Election of Board of Directors

Institutional Shareholder Services recommended in favor of the election of all director nominees; Glass Lewis recommended in favor of all except for James Owens.  James Owens brings extensive global leadership experience including as the former Chairman and CEO of Caterpillar Inc.  The Glass Lewis objection was not to Mr. Owens’ qualifications as a board member, but rather its desire to have the Company provide additional disclosure in connection with transactions Board members may have with the Company and Mr. Owens in his capacity as Chairman of the Nominating & Governance Committee.  As fully disclosed in the proxy statement, the Board has determined that there are no relationships that are material to director independence in accordance with both the relevant SEC and NYSE rules, and we have done so in a manner that is consistent with the way that many companies provide this disclosure.

Accordingly, we urge you to vote FOR James Owens’ election to the Board.

Conclusion

I hope that this letter, together with the more detailed information in the attached presentation and in the Compensation Discussion & Analysis section of our proxy statement, will help you make a fully informed decision.

Very truly yours,

Jim Rosenthal

Chief Operating Officer

Morgan Stanley Compensation and Governance Practices
March 2013

Notice

The information provided herein may include certain non-GAAP financial measures.
The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012
("2012 Form 10-K"), which is available on www.morganstanley. com. The endnotes on page 15 are an integral part of this presentation.

This presentation may contain forward -looking statements. You are cautioned not to place undue reliance on forward -looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see the Company's Annual Report on Form 10-K for the year ended
December 31, 2012.

The statements in this presentation are current only as of their respective dates.

                                                                               2

Executive Summary

[]   Morgan Stanley's Board of Directors unanimously recommends that shareholders vote FOR the following four compensation- related proposals:

1.   Non-binding advisory vote approving compensation of named executive officers ("Say on Pay")

--   In 2012, Morgan Stanley's Compensation, Management Development and
     Succession (CMDS) Committee completed a comprehensive review of the level and structure of CEO compensation to ensure alignment with best practices.
     In keeping with its commitment to tie executive compensation to Company and individual performance, Morgan Stanley determined to both reduce the CEO comprehensive pay opportunity and subject a greater amount of it to future performance conditions*

     *    CEO comprehensive pay opportunity consisted of $6,000,000 actual 2012 annual performance compensation (all deferred/subject to clawback, except salary) and a $3,750,000 target 2013-15 long-term incentive award subject to future performance conditions

     *    $9,750,000 comprehensive 2012/13 pay opportunity was 7% lower than
          $10,500,000 comprehensive pay opportunity for 2011

     *    As reported in the Summary Compensation Table which reflects current year cash and equity awarded for the prior year, CEO compensation declined 18% for 2012

2.   Increase the number of shares available for grant under the 2007 Equity
     Incentive Compensation Plan (EICP) by 30 million shares

     --   The Company is requesting 30 million shares in 2013 versus 50 million in 2012

     --   We believe this amount is sufficient to maintain shareholder alignment, generally targeting the same mix as 2012 of 50% equity /
          50% deferred cash for year-end deferred bonuses

                                                                               3

Executive Summary (cont'd)

3.   Amend the EICP to better enable performance-based long-term incentive awards to qualify as tax-deductible to the Company under Section 162(m) of the Internal Revenue Code

     --   Morgan Stanley believes it is in the best interests of the Company and shareholders to grant executive compensation that is tax-deductible to the Company. In 2013, we adopted a new long-term incentive program as a more significant component of executive compensation and this amendment will better enable long-term incentive compensation to be tax-deductible to Morgan Stanley

4.   Update the definition of pre-tax earnings in the Company's existing Section
     162(m) performance formula that governs annual incentive compensation to more accurately reflect operating performance

     --   The existing 2001 performance formula imposes a maximum annual bonus of 0.5% of pre-tax earnings (as defined) for each designated officer

     --   Proposal to exclude the impact of debt valuation adjustments (DVA) to better align formula with operating performance, and to update in line with current accounting literature

[]   Morgan Stanley's Board of Directors unanimously recommends that shareholders vote FOR the election of all director nominees and the ratification of Deloitte and Touche LLP's appointment as our independent auditor

                                                                               4

1. Say on Pay
                          In 2012, CMDS Committee Conducted Comprehensive Review
                          of CEO Compensation to Ensure Consistency with Best
                          Practices(1)
   1
           CEO Annual   Set target annual performance compensation amount based upon competitor benchmarking. Actual
           Performance  award granted for 2012 performance was relative to that target
          Compensation
   2
         CEO Long-Term  Established new performance-based long-term incentive program for 2013-15 as a more significant
              Incentive element of compensation, also based on competitor benchmarking
          Compensation
   3
                 CEO    Increased CEO's base salary, based upon market rates to achieve better balance between fixed and
            Base Salary at-risk variable compensation; effective in 2013
   4
                        The compensation levels and structure for the other NEOs were changed in a manner consistent with
            Other NEOs  the changes made for the CEO

                                                                               5

Note
1. In consultation with independent compensation consultant, Pay Governance

1. Say on Pay
              Target Compensation for Morgan Stanley's CEO
              Was Informed by the 2011 Compensation at Peer Firms

Benchmarking 2011 CEO Compensation (1)    MS CEO 2012/13 Comprehensive Pay Opportunity Target
[GRAPHIC OMITTED]                         [GRAPHIC OMITTED]
                                                                               6

Note
1. Statistics represent both the average and the median CEO compensation for peer firms which were equal

1. Say on Pay
              Actual 2012 CEO Annual Performance Compensation
              Was 40% Below Target Based on the CMDS Committee's
              Assessment of Morgan Stanley's Performance

Evaluating CEO Performance in 2012

[]   Financial Performance Factors Included:

     --   Net revenues were $26.1 billion, net income $68 million, and ROE 0.1%

     --   Excluding DVA, net revenues were $30.5 billion, net income $3.2 billion, and ROE 5.2%

     --   Total shareholder return was 28%

     --   above the 23% median of SandP 500 Financials, but below the 36% median for Morgan Stanley's nine largest global competitors

[]   While 2012 financial performance was subpar, the Company made significant strategic progress:

     --   Completed integration of legacy Morgan Stanley and Smith Barney Wealth
          Management platforms

     --   Increased Morgan Stanley Wealth Management ("MSWM") pretax margin from
          11% in Q1 to 17% in Q4

     --   Increased ownership to 65% of MSWM JV, and fixed price for purchase of the remaining stake, subject to regulatory approvals

     --   Reduced Basel III Risk Weighted Assets in Fixed Income and Commodities
          from $390 billion in the second half of 2011 to $280 billion at year-end 2012

     --   Achieved top-two rankings globally in announced Mergers and
          Acquisitions, Equity Underwriting, and Equities Sales and Trading
          wallet share

     --   Successful company-wide cost reduction efforts, including reducing employee headcount from 61,546 at the beginning of 2012 to 55,529 as of January 31, 2013

MS CEO 2012 Annual Performance Compensation
[GRAPHIC OMITTED]

Note
                                                                               7
1. Does not include long-term incentives

1. Say on Pay
              CEO 2012/13 Comprehensive Pay Opportunity Includes a
              Long-Term Incentive Component, In Addition to 2012
              Annual Performance Compensation

MS CEO 2012/13 Comprehensive Pay Opportunity Elements

[]   Ultimate realizable value determined based equally on two performance metrics over three years (2013-15): (a) Target average ROE of 10% and (b)
     Target Morgan Stanley's Total Shareholder Return (TSR) equal to the SandP
     Financials Index

[]   Can range from 0 -- 2x target, depending on performance

[]   Subject to clawback

[]   100% deferred, vesting over three years

[]   Subject to clawback

[]   Options, rather than restricted stock units, utilized to preserve tax-deductibility to the Company under Section 162(m)

     --   Company credit spreads improved (tightened) dramatically, leading to reporting of $(4.4) billion of DVA

     --   Morgan Stanley Section 162(m) performance formula for
          tax-deductibility to the Company adopted in 2001 prior to DVA concept

     --   If DVA had been excluded from Section 162(m) formula, tax-deductible restricted stock units could have been granted

[]   100% deferred, vesting over three years (previously two-year vesting)

[]   Subject to clawback

                                                                               8

1. Say on Pay
              Overall, the Proportion of CEO 2012/13 Comprehensive
              Pay Opportunity Delivered Through Future-Oriented
              Performance-Based Equity Awards Increased Substantially

MS CEO Comprehensive Pay Opportunity 2010 -- 2012
[GRAPHIC OMITTED]

Note

1.   The Summary Compensation Table view presents cash compensation for the current year (base salary, cash bonus, and deferred cash bonus) and equity awards granted in January of the current year for prior year performance
     (i.e., 2012 compensation includes equity awards granted in January 2012 as part of the 2011 compensation process)

2.   Plus 2013-15 long-term incentive opportunity
                                                                               9

1. Say on Pay
              -------------------------------------------------
              Summary of 2012 Annual Performance Compensation
              Plus 2013-15 LTIP for Morgan Stanley CEO and NEOs
                 Compensation Element                                                   Note
    Comprehensive pay opportunity reduced          CEO 2012/13 comprehensive pay opportunity reduced 7% from
1                                              []  $10.5 to $9.75 million. On a Summary Compensation Table
    from 2011                                      basis, 18% reduction from $13.0 to $10.7 million

2   Increased proportion tied to future        []  Long-term incentive award increased from 18% of total CEO
    performance for shareholders                   comprehensive pay opportunity for 2011 to 38% for 2012/13

3   No current bonus                           []  base 100% salary of CEO is 2012/13 deferred comprehensive over three years pay with opportunity payments excluding
                                                   scheduled May 2013 -- Dec 2015 for deferred cash

4   Equity-based compensation                  []  71% of CEO 2012/13 comprehensive pay opportunity excluding base salary is equity-based

    Prohibited from hedging, selling short, or     NEOs and other Operating Committee members are prohibited
5                                              []  from engaging in hedging strategies, selling short or trading
    trading derivatives                            derivatives with Company securities

6   Share retention requirement                []  least NEOs 75% and of other equity Operating awards Committee granted (less members allowances must for retain option at
                                                   exercise and taxes) for service on the Operating Committee

7   Clawbacks                                  []  All deferred compensation subject to clawbacks

                                                   No automatic vesting on change in control. Double trigger in
8   Change in control                          []  place since 2007 (i.e., change in control and termination within
                                                   18 months of change in control required for vesting)

                                                                              10

2. EICP Share Request
   Proposal
                      Overview of EICP Share Request Proposal

          [] The Board of Directors recommends adding 30 million shares to the EICP in 2013
Proposal

          [] Morgan Stanley believes that a portion of employee compensation should be awarded in shares to align employee and shareholder interests.
            -- For 2012, generally 50% of deferred bonuses awarded in shares
Rationale [] 82% of voting shareholders approved adding 50 million shares to the EICP in 2012
          [] The Company strives to maximize employee and shareholder alignment, while minimizing dilution. Thus, the Company is requesting 40% fewer additional shares in 2013 (30 million) than in 2012, when we requested 50 million additional shares. Fewer additional shares are necessary in 2013 for several reasons including: the Company's stock price has increased, the Company has reduced the number of employees, and more shares are available at the start of the year than in the prior year

               Overhang (1)                          Burn Rate (2)
              [GRAPHIC OMITTED]                     [GRAPHIC OMITTED]
Impact

Notes

1.   Overhang equals the number of shares outstanding from prior grants and available for future grants as a percent of common shares outstanding

2.   Burn rate equals the number of shares granted per year as a percent of average common shares outstanding for the period 11

3, 4. Corporate Tax-Deductibility of Executive Compensation Under Section 162(m)

Overview of Proposals to Make Certain Amendments to Provide for Corporate Tax-Deductibility of Executive Compensation Under Section 162(m) of the Internal Revenue Code

A Amend EICP to Better Enable Long-Term Incentive Awards to Qualify as Tax-Deductible to the Company Under Section 162(m) [(1)]

Proposal

- The CMDS Committee adopted a new long-term incentive program (LTIP), with future-oriented performance-based compensation becoming a more substantial component of the comprehensive pay opportunity for senior executives
- The request to add performance measures that could be elements of this LTIP program over time will better enable long-term incentive compensation to be tax-deductible to Morgan Stanley
- Annual grant cap of $10 million per officer per year

Rationale

- Morgan Stanley believes it is in the best interests of the Company and shareholders to grant executive compensation that is tax-deductible to the Company
- In 2013, the CMDS Committee adopted a new LTIP as a more significant component of executive compensation and this amendment better enables LTIP awards to qualify as tax-deductible

B Update the Definition of Pre-Tax Earnings in the Company's Existing Performance Formula that Governs Annual Incentive Compensation to More Accurately Reflect Operating Performance [(1)]

Proposal

- Amend formula for annual incentive compensation that is tax-deductible to the Company (each designated participant may be paid a maximum annual incentive of 0.5% of Morgan Stanley's pre-tax earnings) to:
  - A) Remove the impact of DVA from the calculation of pre-tax earnings
  - B) Bring definition of pre-tax earnings current with other GAAP accounting literature

Rationale

- Morgan Stanley believes excluding the impact of DVA better aligns formula with operating performance
- If the Section 162(m) formula had excluded DVA, Morgan Stanley would have been able to grant restricted stock units that were tax-deductible to the Company rather than tax-deductible options as an element of executive compensation for 2012

Morgan Stanley

Note
1. If approved, the Section 162(m) amendments described herein will be effective for performance periods beginning on or after January 1, 2014

12

5. Additional Information
   (Approach to
   Compensation)          For 2012, Morgan Stanley Continued to Refine Its Overall
                          Compensation Structure Consistent With Sound Risk
                          Management and Regulatory Guidance

                                      Best Practice                                      2012 Refinements
            [] Morgan Stanley believes that equity ownership by [] For 2012, Morgan Stanley generally increased the
              employees aligns interests with shareholders,       equity component of deferred bonuses to 50%, up
              and that bonus deferrals, subject to clawbacks,     from 33% in 2011
Composition   make for sound risk management
            [] Several regulators have suggested that bonuses
              should be at least 50% paid in equity
            [] Deferral periods should be long enough to permit [] For 2011, deferred equity vested over three years,
              effective clawback reviews                          but deferred cash over two years
   Deferral
    Period  [] Several regulators have suggested at least three [] For 2012, Morgan Stanley extended the vesting
              years                                               schedule so that both deferred equity and deferred
                                                                  cash vest over three years
            []Bestpractice for sound risk management          [] At year-end 2011, Morgan Stanley implemented a
              includes clawback reviews for damage or loss to     new, enhanced process for identifying, evaluating,
              the Company as a result of failure of risk          and taking actions on potential clawback situations
  Clawback    management or breach of policy                      including reviews by each of four control functions
                                                                [] In 2012, these clawbacks reviews were conducted
                                                                  quarterly, in addition to year-end

                                                                              13

6. Additional Information
   (Corporate and Risk
   Governance Highlights) Morgan Stanley Has Significantly Strengthened Its
                          Corporate and Risk Governance in Recent Years and Is
                          Committed to Maintaining Best in Class Governance
                          Practices

                [] Shareholders who own at least 25% of common stock have the ability to call a special meeting of shareholders
       Charter  [] Eliminated all supermajority vote requirements
    Documents   [] All directors elected annually by majority vote standard
                [] No poison pill
                [] Majority of independent directors
 Composition of [] Board has financial services experience and diverse international background
        Board   [] Lead independent director appointed, and reviewed annually, by other independent directors
                [] Board policy favors committee rotation
                [] Risk Committee of Board established January 2010
                [] Chief Risk Officer reports to CEO and Risk Committee and regularly reviews risk matters with the Audit
                  Committee, Risk Committee, Operations and Technology Committee and Board
Risk Governance [] Chief Risk Officer reviews incentive compensation arrangements with Compensation, Management Development and Succession Committee to confirm they do not encourage excessive or unnecessary risk-taking
                [] Chief Risk Officer also involved with review process for identifying and evaluating situations occurring that could require clawback or cancellation of previously awarded compensation

                                                                              14

Endnotes

The following notes are an integral part of the Company's financial and operating performance described in this presentation:

[]   A detailed analysis of the Company's financial and operational performance for 2012 is contained in the Management's Discussion and Analysis of
     Financial Condition and Results of Operations in Part II, Item 7 of the
     2012 Form 10-K

[]   Total shareholder return is the change in share price over a period of time plus the dividends paid during such period, expressed as a percentage of the share price at the beginning of such period

[]   DVA represents the change in fair value of certain of the Company's long-term and short-term borrowings outstanding resulting from the fluctuation in the Company's credit spreads and other credit factors

[]   Pre-tax profit margin and results excluding DVA are non-GAAP financial measures that the Company considers useful measures for the Company and investors to assess operating performance and capital adequacy. For further information regarding these measures, please see pages 54-56 and 68 of the
     2012 Form 10-K

[]   The Company estimates its Basel III RWAs based on a preliminary analysis of
     Basel III guidelines published to date and other factors. This is a preliminary estimate and subject to change

[]   The Company's capital markets rankings are reported by Thomson Reuters as of January 18, 2013 for the period of January 1, 2012 to December 31, 2012.
     Equity Sales and Trading wallet share is based on the sum of the reported revenues for the equity sales and trading businesses of Morgan Stanley and the companies within the Comparison Group (Bank of America, Barclays,
     Citigroup, Credit Suisse, Deutsche Bank, Goldman Sachs, JPMorgan Chase,
     UBS, and Wells Fargo), excluding Wells Fargo; where applicable, the reported revenues exclude DVA

                                                                              15